FORM 13F SUMMARY PAGE

Report Summary:

Number of Other Included Managers:   0

Form 13F Information Table Entry Total:  102 (DATA RECORDS)

Form 13F Information Table Value Total:  279,890

  (X1000)

List of Other Included Managers:    None